Exhibit 23.2

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We have reviewed the Form 10-K dated April 16, 2007, to be filed by Heartland Oil & Gas Corp. (the “Company”) with the Securities and Exchange Commission. We hereby consent to the use of our audit report dated March 24, 2006, except for notes 7 and 15 to the December 31, 2005 financial statements, as to which the date is July 31, 2006, on the balance sheet of the Company as at December 31, 2005 and the related operations statement, stockholders’ equity statement and cash flow statement for the year ended December 31, 2005 in the annual report on Form 10-K for the Company.

“Staley, Okada & Partners”

Vancouver BC	STALEY, OKADA & PARTNERS
April 16, 2007	Chartered Accountants